EXHIBIT 99.1

Target’s Jacqueline Hourigan Rice joins ADTRAN’s Board of Directors

Jacqueline Rice joins as Roy Nichols transitions to director emeritus

HUNTSVILLE, Ala.—(August 17, 2016)—ADTRAN®, Inc., (NASDAQ:ADTN), a leading provider of next-generation open networking solutions, today announced that Jacqueline (Jackie) Hourigan Rice, Target’s EVP and chief risk and compliance officer, has joined ADTRAN’s board of directors. Rice assumes the seat of retiring board member Roy Nichols, who has served as a member of ADTRAN’s board of directors since 1994. Nichols has served as lead director and most recently as a member of the Audit, Compensation, and Nominating and Corporate Governance committees.

“Roy’s experience, both in business and on the boards of other leading companies, has been invaluable to ADTRAN as we’ve built upon our leadership position in the access network. We’re excited that we’ll have access to his keen insights in his new role as director emeritus,” said Thomas Stanton, chairman and CEO of ADTRAN. “We are happy to have Jackie join our board. She brings a wealth of experience in compliance, vendor management, corporate security, and managing corporate risk. Her perspective will be welcome as we continue to scale manufacturing, sales and operations around the globe.”

At Target, Jackie is responsible for managing enterprise and vendor risk, corporate security and corporate compliance and ethics to protect Target and its stakeholders. Prior to joining Target, she served as chief compliance officer and legal counsel for General Motors. With over 19 years of legal and compliance experience, Jackie has expertise in all aspects of global compliance, including anti-corruption, export controls, data privacy and ethics. Jackie graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University.

About ADTRAN

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

About Target Corporation

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,797 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom.

CONTACT: Roger Shannon Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220